Exhibit 8.2

Osler, Hoskin & Harcourt s.e.n.c.r.l./s.r.l. 1000, rue De La Gauchetière Ouest bureau 2100 Montréal (Québec) Canada H3B 4W5 514.904.8100 téléphone 514.904.8101 télécopieur

Vancouver Toronto Montréal Calgary Ottawa New York
 514.904.5366
 Our Matter Number: 1256453

     , 2024

Acasti Pharma Inc.
 103 Carnegie Center, Suite 300
 Princeton, New Jersey 08540

Dear Sirs/Mesdames:

Re:          Domestication of Acasti Pharma Inc. – Form S-4 Registration Statement – Canadian Federal Income Tax Considerations

We have acted as Canadian tax counsel to Acasti Pharma Inc. (“Acasti”), a Canadian corporation, in connection with certain Canadian federal income tax considerations related to the Domestication, as defined in the proxy statement/prospectus (the “Proxy”) which forms a part of the Registration Statement on Form S-4 (the “Registration Statement”) filed by Acasti with the United States Securities and Exchange Commission on             , 2024 pursuant to the United States Securities Act of 1933, as amended. As outlined in the Proxy, the Domestication will involve changing Acasti’s jurisdiction of incorporation first from the Province of Québec to the Province of British Columbia and, subsequently, from the Province of British Columbia to the State of Delaware, United States of America, from and after which, Acasti will become a company subject to the General Corporation Law of the State of Delaware (the “DGCL”).

Pursuant to the Domestication, among other things, each outstanding Common Share of Acasti at the time of the Domestication will remain issued and outstanding as a share of Acasti Delaware common stock after Acasti’s corporate existence is continued from British Columbia under the Business Corporations Act (British Columbia) and domesticated in Delaware under the DGCL.

This opinion is being delivered in connection the Registration Statement and this opinion will appear as an exhibit to the Registration Statement.

In rendering this opinion, we reviewed the Registration Statement and such other documents and information, and have made such other investigations, as were necessary or relevant in our reasonable opinion in the circumstances. In our review, we assumed, without independent verification, (i) the authenticity of original documents and the genuineness of signatures, (ii) the accuracy of copies, (iii) that the execution and delivery by each party to a document or contract, and the performance by such party of its obligations thereunder, were authorized by all necessary measures and do not violate or result in a breach of, or default under, such party’s certificate or instrument of formation and by-laws, or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement, each with respect to itself, have complied, and will continue to comply, with all covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will continue to be carried out in accordance with the terms of such agreement, and (vii) that the statements concerning the Domestication provided in the Registration Statement (including, without limitation, their respective exhibits) are true, correct and complete, and will remain true, correct and complete at all times, up to and including the effective time of the Domestication. In addition, in rendering this opinion, we have relied upon, without independent verification: (i) certain facts and representations that were provided or made to us by you and your agents which we assume are, and will continue to be, true, correct and complete; and (ii) opinions of Hogan Lovells US LLP and Richards, Layton & Finger, P.A. as to the interpretation of certain legal matters upon Acasti becoming subject to the DGCL.

This opinion is based upon the current provisions of the Income Tax Act (Canada) and regulations thereunder in force as of the date hereof, as well as the current administrative policies and assessing practices of the Canada Revenue Agency published in writing and publicly available prior to the date hereof. This opinion also takes into account all specific proposals to amend the Income Tax Act (Canada) that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”). Except for the Proposed Amendments, this opinion does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the Canada Revenue Agency. We assume no duty to inform you of any changes in law or administrative policies or assessing practices. This opinion additionally does not take into account other federal or any provincial, territorial or foreign tax legislation or considerations. Such considerations may differ materially from those considered in drafting this opinion.

On the basis of, and subject to, the foregoing, along with all limitations and qualifications set forth herein and in the Registration Statement (including those under the heading “Canadian Federal Income Tax Considerations” therein), the discussion set forth under the heading “Canadian Federal Income Tax Considerations” in the Registration Statement, insofar as it expresses conclusions as to the application of Canadian federal income tax law to Acasti Common Shares as a result of the Domestication, is our opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement. This opinion is not to be relied upon for any other purpose unless pursuant to our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as well as to the reference to our name in the Registration Statement.

Yours truly,

Osler, Hoskin & Harcourt LLP